Exhibit 10.1

AMENDMENT TO

EMPLOYMENT AGREEMENT

This Amendment to Employment and Compensation Agreement (the “Amendment”) is entered into between ESCO Technologies Inc., a Missouri corporation (“ESCO”), and Victor L. Richey (“Executive”) effective as of January 1, 2023, to amend the Employment and Compensation Agreement, dated May 10, 2021, by and between ESCO and Executive (the “Employment Agreement”). Words and phrases used herein with initial capital letters that are defined in the Employment Agreement are used herein as so defined.

RECITALS

WHEREAS, the Executive is currently serving as ESCO’s Chairman, President and Chief Executive Officer (“CEO”);

WHEREAS, on September 9, 2022, Executive notified ESCO’s Board of Directors that he intends to resign his positions as CEO and President effective December 31, 2022, and that he also intends to retire from his position as Chairman of ESCO’s Board of Directors after a transitional phase which shall include the identification and selection of a new Chairperson;

WHEREAS, ESCO desires to provide for an orderly transition of the Executive’s duties and responsibilities, and the Executive desires to assist ESCO in realizing an orderly transition as set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                   The first “WHEREAS” clause in the Recitals is hereby deleted from the Employment Agreement.

2.                   The definition of “Bonus Target” in Section 1 of the Employment Agreement is hereby deleted and replaced with the following:

“Bonus Target” shall mean $959,500 with respect to the first quarter of ESCO’s 2023 fiscal year, and $487,500 with respect to the period beginning on the first date of the second quarter of ESCO’s 2023 fiscal year and ending on the date that Executive’s employment with ESCO terminates.

For the avoidance of doubt, each of these amounts is expressed as an annual amount but applicable only for the period stated, and each shall be prorated for a partial year in accordance with Section 2(b)ii. of the Employment Agreement.

3.                   Section 2(a)iii. of the Employment Agreement is hereby amended by replacing the phrase “ESCO’s Chairman, President & CEO” with the phrase “ESCO’s Executive Chairman” where it appears therein.

4.                   Section 2(b)i. of the Employment Agreement is hereby deleted and replaced with the following:

“i.	A bi-weekly salary of $25,000 which shall be paid in accordance with ESCO’s normal method of payment.”

5.                   Section 3 of the Employment Agreement is hereby amended by inserting the following at the end thereof:

“Executive and ESCO agree that, unless earlier terminated in accordance with this Section 3(C), Executive’s employment hereunder, and this Agreement, will terminate effective December 31, 2023 (or such other date agreed upon by the parties not later than December 31, 2023 (the “Termination Date”), and such termination shall be deemed to be a termination as a result of Executive’s voluntary retirement and resignation from ESCO pursuant to Section 3(C) (i.e. a Permitted Employer Termination) for all purposes of this Agreement and all other employee benefit or compensation plans, agreements or arrangements. Effective as of December 31, 2022, Executive hereby resigns from his positions as President and Chief Executive Officer of ESCO and from all other positions and offices that he holds with ESCO or any affiliate of ESCO; provided, that that Executive shall continue as Executive Chairman of ESCO’s Board of Directors under the terms of this Agreement. There shall be no change in Executive’s employee benefits or perquisites from those provided prior to December 31, 2022 during the period from December 31, 2022 until the Termination Date. Executive agrees to resign from his position as a member of ESCO’s Board of Directors effective as of the Termination Date.

6.                   Sections 4, 5, 6, 8 and 20 of the Employment Agreement are hereby deleted and each replaced with the following “Intentionally Omitted”.

7.                   Section 7 of the Employment Agreement is hereby deleted and replaced with the following:

“Termination of Employment in Connection with a Change of Control. The parties acknowledge that Executive is a participant in ESCO’s Severance Plan, referred to as the ESCO Technologies Inc. Fourth Amended and Restated Severance Plan dated November 17, 2020 (the “Plan”). The parties agree that the terms of Executive’s participation in the Plan are hereby amended as follows: (a) if a Change of Control (as defined in the Plan) shall occur prior to the Termination Date, any then-remaining undistributed portion of Equity Awards (as defined in the Plan) of Executive will vest immediately prior to the Change of Control and be converted into the right to receive cash and distributed in accordance with the terms and conditions of the Executive’s Equity Award Agreements (as defined in the Plan), and (b) except as expressly provided in (a) of this Section 7, Executive shall no longer participate in the Plan and Executive shall not be entitled to any other rights or benefits of any kind under the Plan. Further, if during the Term of this Agreement, Executive’s employment is terminated in connection with a Change of Control, no further compensation or benefits of any kind shall be payable under this Agreement.

8.                   For the avoidance of doubt, Executive and ESCO acknowledge and agree that the changes in Executive’s title, duties, compensation and responsibilities described in this Amendment, and the other changes in Executive’s employment terms set forth in this Amendment (including any resignations required by this Amendment) have been consented to by Executive in connection with his voluntary retirement and do not and will not constitute any termination pursuant to Section 4 or 5 of the Employment Agreement or entitle Executive to the payment of any Severance Payments under the Employment Agreement, and shall not constitute a breach by ESCO or “good reason” or any similar concept under any employee benefit or incentive compensation plan or agreement.

9.                   This Amendment may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

10.                   Except as otherwise provided herein, the Employment Agreement shall continue in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, ESCO has caused this Amendment to be executed on its behalf by its duly authorized officer and Executive has executed this Amendment, as of the date first written above.

ESCO TECHNOLOGIES INC.

By:	s/James M. Stolze	By:	s/Victor L. Richey
	James M. Stolze		Victor L. Richey